Exhibit 99.1
May 29, 2009
FROM:
Famous Dave’s of America, Inc.
12701 Whitewater Drive, Suite 200
Minnetonka, MN 55343
Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
FOR IMMEDIATE RELEASE
F. Lane Cardwell Resigns as Board Member to Accept
CEO Position of Boston Market
MINNEAPOLIS, May 29 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that F. Lane Cardwell Jr. has resigned from the company’s board of directors in order to accept a position as CEO of Boston Market.
“We are disappointed to lose Lane as a Director, but wish him well in his new endeavor,” said K. Jeffrey Dahlberg, chairman of the board of Famous Dave’s of America. “In the six years he spent on our board of directors, Lane brought wisdom and leadership to both our board and to the strategic direction of our company. His extensive industry experience was of great value and we are grateful for his diligent service. Unfortunately, his new position precludes his service on our board.”
“The board will initiate a process to recruit a new board member with significant industry experience, as well as other qualifications that will help Famous Dave’s continue to grow and prosper,” Dahlberg said.
About Famous Dave’s
Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises barbeque restaurants. Famous Dave’s has 176 locations in 38 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, visit www.famousdaves.com.